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                                                              EXHIBIT (a)(1)(II)

[DELTA LOGO]

TEXT FOR 2000 PERFORMANCE COMPENSATION PLAN (PCP) OPTION EXCHANGE POSTCARD

FRONT:

[BACKGROUND FOR THE FRONT OF THE POSTCARD IS THE WALL STREET IMAGE WITH TEXT ABOVE THE IMAGE. DELTA LOGO APPEARS ON TOP LEFT CORNER.]

2000 PERFORMANCE COMPENSATION PLAN OPTION EXCHANGE PROGRAM

The deadline for the option exchange program is June 25 at 7:00 p.m. ET.

BACK:
Delta Air Lines, Inc.
P.O. Box 20706
Atlanta, GA 30320-6001

[EMPLOYEE'S ADDRESS WILL APPEAR ON THIS SIDE.]

WHAT TO DO NOW

Read through the Offer to Exchange dated May 28, 2003 and the related materials to understand what the exchange means to you. The decision is yours.

ANSWERS

For information, clarification and to exchange your existing options, call Merrill Lynch by 7:00 p.m. ET on June 25, 2003 and follow the instructions in the option exchange materials:

    -  Dial 866-297-0391 if you're calling from the U.S., Puerto Rico or Canada.

    -  Dial 770-390-7323 if you're calling from other countries.

For more details, visit the HR Employee Connection.

WHEN

JUNE 25 is the last day you can participate in the option exchange.